Exhibit 10.1

October 16, 2007

Dear John:

The Board of Directors of The Midland Company (“Company”) has decided to explore strategic alternatives for the Company, including the possible sale of the Company.

While the Board considers the alternatives, it is critical we continue to operate our business as we have in the past and meet our customers’ needs at the highest levels.

As a key associate of the Company, your continued efforts during this interim period facilitating the Company’s business and the possible sale of the Company are important to the Company and its shareholders.

Accordingly, if you continue as an employee: (a) upon the closing of a sale of the Company (or of a controlling interest in the Company); or (b) if no sale of the Company (or of a controlling interest in the Company) occurs prior to July 19, 2008, then the Company will pay to you a one-time payment, equal to $562,500. If your employment is terminated without cause prior to July 19, 2008, and you have not yet received the one-time payment described in this paragraph, then you will receive such one-time payment upon termination.

You will be responsible for all taxes imposed with respect to this one-time payment. Additionally, please note this payment is in lieu of any other severance arrangements currently available to you, and this letter is not a contract of employment.

By signing this letter and returning it to me, you agree to keep confidential and not to disclose (except to the extent required by law or as may be requested by an Officer of the Company) the existence of this letter, the possibility of a sale transaction involving the Company, the identity of potential purchasers of the Company and any and all other information relating to the Company or the sale process. The Company’s obligations in this letter will be subject to your compliance with the confidentiality obligations set forth in this paragraph.

We appreciate your continued efforts on behalf of the Company and its shareholders.

Very truly yours,

The Midland Company

By:	/s/ Joseph P. Hayden III
Joseph P. Hayden III

/s/ John I. Von Lehman
John I. Von Lehman

10/16/2007
Date